                                                                                                               EXHIBIT 99.1

NEWS RELEASE

Media Contact:    Roy Wiley    (630) 753-2627
Investor Contact: Ramona Long  (630) 753-2406
Website:          www.nav-international.com

NAVISTAR COMPLETES FOCUSED FACILITY PROGRAM THAT WILL LOWER
BREAKEVEN AND REDUCE FIXED, VARIABLE COSTS TO IMPROVE PROFIT
OPPORTUNITIES THROUGHOUT THE BUSINESS CYCLE

Restructuring, Discontinued Operations Charge Of Up To $456 Million After Tax Is Final
Step In Transformation; New UAW Contract Puts Company On Target To Operate in Black
In 2003 and Beyond

         WARRENVILLE, Ill. - - October 29, 2002 - - Navistar International Corporation (NYSE: NAV), the nation's largest commercial truck, school bus and mid-range diesel engine producer, announced it will take a fourth quarter restructuring charge as it completes the transformation to a focused-facility producer that will improve profit opportunities throughout the business cycle.
         John R. Horne, chairman and chief executive officer of Navistar, said the charge, of up to $456 million after tax, is driven by changes in the business' long-term cost structure that will lower the company's breakeven point, reduce fixed and variable costs and improve profit opportunities at any point in the business cycle.
         Horne said that the company's transformation results from "a journey we defined in 1996 and began to implement in 1997."
         As a result of the transformation, Horne said the company is well positioned to outperform previous results, with a goal of:
o        17.5 percent return on equity after tax over the cycle.
o        15.0 percent return on assets over the cycle.
o        Profits in all businesses over the cycle.
         "Since we initiated our five-point truck strategy, we have transformed the company with industry-leading products, opened modern new facilities and entered new markets," Horne said.  "Our focused-facility strategy will improve our productivity, focus our resources and make the company stronger at all points of the cycle."
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                                                                                                    EXHIBIT 99.1 (continued)
Page Two/Restructure

         Horne also cited the company's new five-year contract with the United Auto Workers union (UAW), which he said "gives us major improvements in the areas that we needed to change -- a more variable cost structure with flexible work schedules, lower fixed manufacturing costs and shared healthcare costs."
         According to Horne, the transformation should begin to be visible in fiscal 2003, with the company returning to modest profitability at industry retail sales volume for Class 6-8 trucks and school buses at approximately 8,500 units greater than in
2002. He said that the company's ongoing program of continuous cost improvements is expected to deliver a $100 million net improvement in earnings before interest and taxes (EBIT) over 2002. The improvement consists of fixed cost savings, material costs savings and the incremental impact of the Blue Diamond joint venture.  Forecasted increases in expense for the pension plans have been factored into this guidance. At the peak of the next cycle, fixed cost savings, material costs savings and the incremental impact of the Blue Diamond joint venture are expected to improve EBIT (vs. 2002) by $400 million.
         "The period of extraordinary catch up investment is complete," Horne said. "We will continue to invest, but not at the levels of the past few years."
          Elements of the restructuring charges that had been previously announced relate to severance and benefit costs and other exit costs associated with the closing of the Chatham, Ont. heavy truck plant and the ceasing of operations at Springfield, Ohio body plant and the Line 2 assembly operation. Other charges include costs associated with a lower manufacturing headcount, including the curtailment impact on the company's own retirement plans from the retirement window incentives contained in the new UAW contract; and
asset write-downs relating to the company's V6 diesel engine program with Ford and costs related to exiting the domestic truck market in Brazil.
         In March of 1998,  the company was selected by Ford Motor Company to negotiate an extended agreement to supply V6 diesel engines for F-150 pick-up trucks, Econoline 150 vans, Ford Expeditions and Lincoln Navigators.  In fiscal 2000, the company and Ford finalized a contract for the supply of these engines commencing with model year 2002 and extending through 2012.  The contract provides that the company is Ford's exclusive source, and the company would sell these engines only to Ford for these vehicles. To support the program, the
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                                                                                                    EXHIBIT 99.1 (continued)
Page Three/Restructure

company constructed an engine assembly plant in Huntsville, Ala. and developed a V6 diesel engine.  Introduction of these engines was delayed beyond model year 2002.
         Ford has advised the company that their current business case for these vehicles is not viable.  Although Ford is continuing to study this issue, the timing of the commencement of the program is no longer reasonably predictable. Accordingly, Navistar is taking a $190 million to $210 million pre tax charge ($120 million to $130 million after tax) for assets directly related to this product.  In any case, our Huntsville operation will remain a part of International's diesel engine strategy.  Navistar and Ford intend to work together to reduce the economic impact of the delay or cancellation.
         This action has no effect on the Blue Diamond joint venture between the company and Ford or the company's contract to supply
V8 diesel engines for Ford through 2012.
         The company reentered the Brazilian truck market on a contract basis in 1998 after a 30-year absence.  While a network of 15 dealers was quickly established, a more than 200 percent devaluation of the Brazilian real since 1998 has made profitable operations impossible over the near-term.  Accordingly, the company has decided to exit the Brazilian domestic truck market effective October
31, 2002.  The Brazilian truck business exit will result in a pre tax charge of up to $70 million.
         Additional details of the fourth quarter restructuring charge will be made public with the filing of the company's 10-K for fiscal 2002 in December.
         According to Robert C. Lannert, Navistar vice chairman and chief financial officer, the cash impact of the restructuring charges has been included in the company's financing plan through 2005 . The company anticipates that approximately $20 million to
$25 million of the cash impact will be incurred in the first half of 2003, and $65 million to $70 million of the charge will be incurred in the second half of 2003.  Approximately $35 million to $45 million of the charge is expected to be incurred in 2004, $65 million to $75 million of the charge is expected to be incurred in 2005, and $210 million to $230 million of the charge is expected to be incurred in 2006 and beyond.
          Lannert said that in the absence of any extraordinary unforeseen cash demands, the company  anticipates completing the financing plan previously announced and being able to cash flow through 2005 even at company production levels lower than 75,000 units.
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                                                                                                    EXHIBIT 99.1 (continued)
Page Four/Restructure

         The board of directors has approved the sale of up to $175 million of Navistar stock to the company's various benefits plans. It is anticipated that the sale will be completed during the first quarter of 2003. The board also authorized a plan to refinance up to $200 million of debt primarily maturing in 2003.
         Lannert also issued an update on the status of the company's pension plan funding. As a result of the decline in the stock market coupled with the decline in interest rates, the under- funded status of the various plans has increased. Based on September
30, 2002 values, the company forecasts that the reduction of equity due to additional pension liability could be in the range of approximately $350 million after tax.
         "This charge reflects only a point-in-time view of the funded status of our pension plans and while the increase is significant, it is very manageable for Navistar," Lannert said. "We have absorbed all funding and expense assumptions in our 2003 earnings forecast."
         Finally, Horne noted that in order to better align financial goals with the interests of shareowners, management has recommended to the board of directors that management's annual incentive compensation should be based upon the achievement of a 17.5 percent return on equity, after taxes, over the cycle. In addition, management will receive long-term incentive for 2003 in the form of restricted stock that will be earned on a stock price performance basis ranging from 50 percent to 150 percent improvement from the price at the time of the grant at the December board meeting.
         International Truck and Engine is a leading producer of mid-range diesel engines, medium trucks, heavy trucks, severe service vehicles, bus chassis and a provider of parts and service sold under the International® brand. The company also is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Additionally, through a joint venture with Ford Motor Company, the company will build medium commercial trucks and currently sells truck and diesel engine service parts. A subsidiary, IC Corporation, produces integrated school buses. International Truck and Engine has the broadest distribution network in the industry. Financing for customers and dealers is provided through a wholly owned subsidiary of Navistar. Additional information can be found on the company's web site at WWW.INTERNATIONALDELIVERS.COM

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                                                                                                    EXHIBIT 99.1 (continued)

Page Five/Restructure

Forward Looking Statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, beliefs and intentions on strategies regarding the future.  It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility, and other risks detailed from time to time in Navistar's Securities and Exchange Commission filings.  Navistar assumes no obligation to update the information included in this news release.

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